Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and among
INVERNESS MEDICAL INNOVATIONS, INC.
MILANO ACQUISITION CORP.
and
MATRITECH, INC.
Dated as of August 27, 2007

EXHIBITS
Exhibit A — Escrow Agreement
Exhibit B-1 — Bill of Sale and Assignment and Assumption Agreement
Exhibit B-2 — IP Assignment Agreement

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 27, 2007, by and among Inverness Medical Innovations, Inc., a Delaware corporation (the “Parent”), Milano Acquisition Corp. (the “Buyer”) and Matritech, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Boards of Directors of the Parent and the Buyer have approved this Agreement and the Board of Directors of the Company has approved this Agreement and deemed it in the best interests of the Company’s shareholders to consummate this asset sale on the terms and conditions of this Agreement (the “Asset Sale”) and in accordance with the Delaware General Corporation Law (the “DGCL”).
     WHEREAS, the Buyer desires to purchase from the Company, and the Company desires to sell to the Buyer, all of the Acquired Assets (as defined below) of the Company for the consideration and on the terms set forth in this Agreement.
     WHEREAS, the Company will dissolve after consummation of the Asset Sale, subject to approval by the Company’s stockholders.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Buyer and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     For purposes of this Agreement, the following terms shall have the definitions set forth below:
     1.1 “Accelerated Payments” means any cash payment obligations to Employees that are triggered or accelerated as a result of the Closing, including without limitation any amounts payable pursuant to the Company’s Amended and Restated Management Bonus Plan dated as of December 9, 2005 or Section 7 of each Change of Control Agreement listed in Section 3.16(a) of the Company Disclosure Schedule.
     1.2 “Acquired Assets” means all of the right, title, and interest that the Company possesses and has the right to transfer in and to all of its assets (whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located), other than Excluded Assets, but including, without limitation, all of its (a) real property, including any interest or right conferred under any Company Leases; (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, office equipment, vehicles and tools); (c) Company Intellectual Property Rights, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder (other than the Company Warrants and the Change of Control Agreements with Employees other than Continuing Employees); (e) accounts, notes, and other receivables (other than the Company Notes, and the Bridge Debt, and all documents related thereto); (f) securities held by the Company (including the capital stock in its Subsidiaries, which shall include the 13 shares that the Company holds in Matritech GmbH representing 100% of the outstanding capital stock thereof); (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment; (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, provided, that the Company may retain copies of any and all records and files of any kind that may be reasonably required to fulfill the Company’s obligations under this Agreement and the agreements and documents entered into in connection herewith, to effect an orderly dissolution or liquidation of the Company, or to comply with applicable law; (j) Cash in excess of the Cash Reserve; and (k) rights in and with respect to the assets associated with the Subsidiary Plans, and to the extent set forth in Section 6.10, the Company Employee Plans.
     1.3 “Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company; (b) any proposal for the issuance by the Company of over 30% of its equity securities; or (c) any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or a substantial portion of the consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.
     1.4 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     1.5 “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.
     1.6 “Agreement” has the meaning set forth in the preamble hereof.
     1.7 “Allowances” has the meaning set forth in Section 2.13 hereof.
     1.8 “AMEX” means the American Stock Exchange.
     1.9 “Antitrust Laws” has the meaning set forth in Section 6.6 hereof.
     1.10 “Antitrust Order” has the meaning set forth in Section 6.6 hereof.
     1.11 “Asset Sale” has the meaning set forth in the recitals hereof.
     1.12 “Assumed Liabilities” means all liabilities and obligations of the Company (whether known or unknown, whether asserted or unasserted, whether absolute or contingent,

whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), other than Excluded Liabilities, but including, without limitation, (a) all liabilities of the Company for unpaid Taxes with respect to periods or portions thereof ending on or prior to the Closing Date, but not the unpaid income Taxes of the Company and its Subsidiaries; (b) all liabilities of the Company for the unpaid Taxes of Persons other than the Company (including the Company’s liability for the unpaid Taxes (other than income Taxes) of the Company’s Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (c) to the extent set forth in Section 6.10, all liabilities and obligations under the Subsidiary Plans and the Company Employee Plans; (d) all liabilities and obligations of the Company under the agreements, contracts, leases, licenses, and other arrangements included in the definition of Acquired Assets, including all liabilities and obligations of the Company in respect of the Change of Control Agreements with Continuing Employees listed in Section 3.16(a) of the Company Disclosure Schedule (other than obligations related to any Accelerated Payments), as amended prior to Closing to amend the definition of “Good Reason” contained therein; (e) all liabilities and obligations of or relating to the Company with respect to environmental, and health or safety matters, including without limitation those arising under Environmental Laws or other laws, rules or regulations related to health and/or safety requirements; (f) all other liabilities and obligations of the Company set forth in the Company Disclosure Schedule; and (g) all liabilities and obligations of the Company in respect of or related to any of the Acquired Assets; provided, however, that the Assumed Liabilities shall not include any liability or obligation of the Company under this Agreement (or under any side agreement between the Company on the one hand and the Buyer or the Parent on the other hand entered into on or after the date of this Agreement).
     1.13 “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.5 hereof.
     1.14 “Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.6 hereof.
     1.15 “Bridge Debt” has the meaning set forth in Section 6.15 hereof.
     1.16 “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.
     1.17 “Buyer” has the meaning set forth in the preamble hereof.
     1.18 “Cash” means cash and cash equivalents (including marketable securities and short-term investments).
     1.19 “Cash Reserve” means Cash in the amount of $100,000.
     1.20 “Certificate” has the meaning set forth in Section 2.4 hereof.
     1.21 “Change of Control Agreement” means the change of control agreements listed in Section 3.16(a) of the Company Disclosure Schedule.

     1.22 “Claim” has the meaning set forth in Section 6.8 hereof.
     1.23 “Claim Notice” has the meaning set forth in Section 6.8 hereof.
     1.24 “Claimed Amount” has the meaning set forth in Section 6.8 hereof.
     1.25 “Closing” has the meaning set forth in Section 2.5 hereof.
     1.26 “Closing Company Warrants” means the Company Warrants originally issued by the Company on March 31, 2003.
     1.27 “Closing Date” has the meaning set forth in Section 2.5 hereof.
     1.28 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     1.29 “Code” means the Internal Revenue Code of 1986, as amended.
     1.30 “Collaboration Agreements” has the meaning set forth in Section 2.13 hereof.
     1.31 “Collateral Agent” has the meaning set forth in Section 6.20 hereof.
     1.32 “Company” has the meaning set forth in the preamble hereof.
     1.33 “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which the shareholders of the Company, or in the case of a Subsidiary, the Company, immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company or any of its Subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the Company’s consolidated business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or any of its Subsidiaries), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company or any of its Subsidiaries.
     1.34 “Company Balance Sheet” has the meaning set forth in Section 3.6 hereof.
     1.35 “Company Board” has the meaning set forth in Section 3.5 hereof.
     1.36 “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
     1.37 “Company Disclosure Schedule” shall have the meaning set forth in Article III.
     1.38 “Company Employee Costs” shall mean certain expenses related to Employees incurred by the Company or any of its Subsidiaries in connection with consummating the Asset

Sale, including (i) the Accelerated Payments, (ii) Severance Payments to Employees other than Continuing Employees, (iii) the Retention Bonuses, (iv) the Sales Commissions and (v) the Salaries.
     1.39 “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind for employees of the Company, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee.
     1.40 “Company Intellectual Property Rights” means all intellectual property rights owned or controlled by the Company and its Subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the “Company Marks”); (ii) all patents and patent applications pending throughout the world (collectively, the “Company Patents”); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the “Company Copyrights”); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the “Company Secret Information”).
     1.41 “Company Leases” has the meaning set forth in Section 3.10 hereof.
     1.42 “Company Material Adverse Effect” means any material adverse change, event or circumstance with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:
     (a) changes that are the result of economic or political factors affecting the national, regional or world economy, or are the result of factors generally affecting the industries or markets in which the Company operates, or acts of war or terrorism;
     (b) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation actions of competitors, any delays or cancellations of orders for products or services, losses of customers or any change in the price at which the shares of the Company Common Stock are traded;

     (c) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;
     (d) any action taken pursuant to or in accordance with this Agreement (including, without limitation, Section 6.6) or at the request of the Buyer or the Parent;
     (e) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; and
     (f) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself, or decline in the price of the Company Common Stock, in and of itself, or delisting of the Company Common Stock, in and of itself, on AMEX;
     unless such change in (a) or (c) above impacts the Company in a disproportionate manner.
     1.43 “Company Material Contract” has the meaning set forth in Section 3.12 hereof.
     1.44 “Company Meeting” has the meaning set forth in Section 3.5 hereof.
     1.45 “Company Notes” means the 15% Secured Convertible Promissory Notes issued by the Company on January 13, 2006 and the Series B 15% Secured Convertible Promissory Notes issued by the Company on January 22, 2007, which notes are convertible into shares of Company Common Stock.
     1.46 “Company Permits” has the meaning set forth in Section 3.18 hereof.
     1.47 “Company SEC Reports” has the meaning set forth in Section 3.6 hereof.
     1.48 “Company Shareholder Approval” has the meaning set forth in Section 3.5 hereof.
     1.49 “Company Stock Plans” means all stock option plans or other equity-related plans of the Company.
     1.50 “Company Transaction Fees” means the expenses incurred by the Company in connection with consummating this Asset Sale, including without limitation, legal, accounting and investment banking fees, but excluding the Company Employee Costs.
     1.51 “Company Voting Proposal” has the meaning set forth in Section 3.5 hereof.
     1.52 “Company Warrant” means any outstanding option, warrant or other right to purchase or otherwise acquire shares of Company Common Stock, other than the Company Notes and the Series A Preferred Stock.
     1.53 “Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of Stephen D. Chubb, David L. Corbet, Richard A. Sandberg, Patricia Randall and

Melodie R. Domurad, Ph. D. For purposes of this Agreement, an individual listed in the preceding sentence shall be deemed to have actual knowledge of a matter if he or she was a named recipient on, or was the author of, either an email or a memorandum or other similar document related to such matter.
     1.54 “Confidentiality Agreement” has the meaning set forth in Section 5.2 hereof.
     1.55 “Continuing Employee” has the meaning set forth in Section 6.10 hereof.
     1.56 “Contract” means any lease, license, contract or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.
     1.57 “DGCL” has the meaning set forth in the recitals hereof.
     1.58 “Dispute Notice” has the meaning set forth in Section 2.14 hereof.
     1.59 “DOL” shall mean the Department of Labor.
     1.60 “Earn-Out Payments” has the meaning set forth in Section 2.13 hereof.
     1.61 “Employee” shall mean any current employee, officer or director of the Company or any of its Subsidiaries.
     1.62 “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any of its Subsidiaries and any Employee or consultant of the Company or any of its Subsidiaries.
     1.63 “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance; or (iii) noise, odor or wetlands protection.
     1.64 “Environmental Permits” has the meaning set forth in Section 3.15 hereof.
     1.65 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.66 “Escrow Agent” means Mellon Trust of New England, N.A.
     1.67 “Escrow Agreement” means the agreement, dated on or around Closing Date, by and among the Company, the Parent, the Buyer and the Escrow Agent, related to the escrow of cash equal to the Escrow Amount, which agreement shall be in substantially the form attached hereto as Exhibit A.
     1.68 “Escrow Amount” means an amount in cash equal to $100,000.

     1.69 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.70 “Excluded Assets” means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company as a corporation and the Company Warrants and other equity and debt securities of the Company; (ii) all personnel records, tax records, bank records and statements, and other records that the Company is required by law to retain in its possession (provided that the Parent or the Buyer may request and the Company shall promptly provide upon request copies of such documents); (iii) an amount of Cash equal to the Cash Reserve; (iv) all claims for refunds of Taxes to the extent related to any Taxes that are Excluded Liabilities; (v) any of the rights of the Company under this Agreement or any of the other agreements or documents entered into in connection with the consummation of the Asset Sale, or under any agreement between the Company on the one hand and the Parent or the Buyer on the other hand entered into on or after the date of this Agreement; (vi) all insurance policies and rights and proceeds thereunder; (vii) the Company Warrants; (viii) any rights, and any documents, instruments, or agreements related to any of the Company’s securities, including but not limited to the Series A Preferred Stock, the Company Notes, and the Bridge Debt; (ix) the Change of Control Agreements with Employees other than Continuing Employees; and (x) the rights in and with respect to the assets associated with the Company Employee Plans, except as set forth in Section 6.10.
     1.71 “Excluded Liabilities” means liabilities and obligations of the Company that will not be assumed by the Buyer as a result of the Asset Sale but shall remain the sole responsibilities of and shall be retained, paid, performed and discharged by the Company, including (a) any liabilities relating to Company Warrants; (b) any compensation obligations related to Employees of the Company remaining employed by the Company following the Closing; (c) the Company Transaction Fees, the Company Employee Costs, and any other liabilities of the Company in respect of investment banking, legal or accounting fees related to the transactions that are the subject of this Agreement; (d) any liabilities and obligations of the Company related to the Company Notes, and the Bridge Debt; (e) any liabilities of the Company for unpaid income Taxes; (f) all liabilities and obligations of the Company under the Company Employee Plans, except as set forth in Section 6.10; (g) all liabilities and obligations of the Company under any documents, instruments, or agreements related to any of the Company’s securities, including but not limited to, the Series A Preferred Stock, the Company Notes, and the Bridge Debt; and (h) all liabilities and obligations of the Company in respect of or related to any of the Excluded Assets.
     1.72 “FDA” has the meaning set forth in Section 3.14 hereof.
     1.73 “FDA Correspondence” has the meaning set forth in Section 3.14 hereof.
     1.74 “Final Statement” has the meaning set forth in Section 2.14 hereof.
     1.75 “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

     1.76 “Foreign Authorities” has the meaning set forth in Section 3.14 hereof.
     1.77 “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     1.78 “Governmental Entity” has the meaning set forth in Section 3.5 hereof.
     1.79 “Gross Revenue” has the meaning set forth in Section 2.13.
     1.80 “Guaranteed Obligations” has the meaning set forth in Section 2.16.
     1.81 “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment.
     1.82 “Indemnified Parties” has the meaning set forth in Section 6.8 hereof.
     1.83 “Indemnifying Parties” has the meaning set forth in Section 6.8 hereof.
     1.84 “IP Assignment Agreement” has the meaning set forth in Section 2.6 hereof.
     1.85 “IRS” shall mean the Internal Revenue Service.
     1.86 “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanics’, materialmen’s, and similar liens incurred in the ordinary course of business, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings (and for which the Company maintains adequate reserves), and (c) other liens that do not interfere with the conduct of the Company’s business or interfere with or impair the use or value of the Acquired Assets.
     1.87 “Losses” means losses, damages of any nature, expenses (including reasonable expenses of investigation, defense, prosecution and settlement of claims, court costs, and reasonable fees and expenses of attorneys, accountants and other experts), costs, penalties, assessments, charges, deficiencies, judgments, settlements, obligations, and liabilities.
     1.88 “Measurement Period” has the meaning set forth in Section 2.13 hereof.
     1.89 “Multiemployer Plan” shall mean any Pension Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     1.90 “Net Revenue” has the meaning set forth in Section 2.13 hereof.
     1.91 “Neutral Auditors” has the meaning set forth in Section 2.14 hereof.
     1.92 “Notice of Superior Proposal” has the meaning set forth in Section 6.1 hereof.
     1.93 “Outside Date” has the meaning set forth in Section 8.1 hereof.

     1.94 “Parent” has the meaning set forth in the preamble hereof.
     1.95 “Parent Balance Sheet” has the meaning set forth in Section 4.3 hereof.
     1.96 “Parent Common Stock” means the common stock, par value $0.001 per share, of the Parent.
     1.97 “Parent Disclosure Schedule” has the meaning set forth in Article IV hereof.
     1.98 “Parent Material Adverse Effect” means any material adverse change, event or circumstance with respect to, or material adverse effect on, the business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Parent Material Adverse Effect:
     (a) changes that are the result of economic or political factors affecting the national, regional or world economy, or are the result of factors generally affecting the industries or markets in which the Parent operates, or acts of war or terrorism;
     (b) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation actions of competitors, any delays or cancellations of orders for products or services, losses of customers or any change in the price at which the shares of the Parent Common Stock are traded;
     (c) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;
     (d) any action taken pursuant to or in accordance with this Agreement or at the request of the Company;
     (e) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; and
     (f) any failure by the Parent to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself, or decline in the price of the Parent Common Stock, in and of itself, or delisting of the Parent Common Stock, in and of itself, on AMEX;
     unless such change in (a) or (c) above impacts the Parent in a disproportionate manner.
     1.99 “Parent SEC Reports” has the meaning set forth in Section 4.3 hereof.
     1.100 “Parties” shall mean the Parent, the Buyer and the Company.
     1.101 “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

     1.102 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     1.103 “Pre-Closing Period” has the meaning set forth in Section 5.1 hereof.
     1.104 “Products” has the meaning set forth in Section 2.13 hereof.
     1.105 “Proxy Statement” has the meaning set forth in Section 3.6 hereof.
     1.106 “Proposed Statement” has the meaning set forth in Section 2.14 hereof.
     1.107 “Purchase Price” has the meaning set forth in Section 2.3 hereof.
     1.108 “Registration Statements” has the meaning set forth in Section 3.6 hereof.
     1.109 “Representatives” has the meaning set forth in Section 6.1 hereof.
     1.110 “Required Company Shareholder Vote” has the meaning set forth in Section 3.5 hereof.
     1.111 “Resale Registration Statement” has the meaning set forth in Section 3.6 hereof.
     1.112 “Retention Bonuses” has the meaning set forth in Section 5.1 hereof.
     1.113 “Returns” has the meaning set forth in Section 2.13 hereof.
     1.114 “Salaries” means any salary earned but unpaid as of the Closing for any of the Employees of the Company.
     1.115 “Sales Commissions” means any sales commissions earned but unpaid as of the Closing for any Employee pursuant to any Company Employee Plan or Subsidiary Plan.
     1.116 “SEC” has the meaning set forth in Section 3.5 hereof.
     1.117 “Securities Act” means the Securities Act of 1933, as amended.
     1.118 “Security Agreement” has the meaning set forth in Section 6.20 hereof.
     1.119 “Selected Company Warrants” means those Company Warrants issued by the Company to investors and placement agents in October 2003, November 2003 and March 2004 as set forth in the Company Disclosure Schedule.
     1.120 “Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $1.00 per share.
     1.121 “Severance Payments” means any severance benefits, or any other benefits after the termination of employment or services of any Employee regardless of the reason for such termination pursuant to any agreement between such Employee and the Company or any of its Subsidiaries or pursuant to any Company Employee Plan or Subsidiary Plan, including without limitation any payments pursuant to Section 4 of each Change of Control Agreement listed in Section 3.16(a) of the Company Disclosure Schedule.
     1.122 “Software” for purposes of Section 3.11 means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.
     1.123 “Stock Consideration” has the meaning set forth in Section 2.3 hereof.
     1.124 “Straddle Period” has the meaning set forth in Section 6.16 hereof.
     1.125 “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     1.126 “Subsidiary Plans” means any plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, severance, termination pay, fringe benefits or other employee benefits of any kind for employees of any of the Company’s Subsidiaries, whether written or unwritten, funded or unfunded.
     1.127 “Superior Proposal” means any unsolicited, bona fide, binding, written proposal made by a third party to acquire over 50% of the equity securities or a substantial portion of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its securities or assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with the Company’s financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Parent or the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the availability and/or commitment status of funds for the payment of the consideration under such proposal; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if there is a due diligence condition to the third party’s obligation to consummate the transaction that is the subject of the Superior Proposal.
     1.128 “S-4 Registration Statement” has the meaning set forth in Section 3.6 hereof.

     1.129 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.
     1.130 “Tax Pre-Closing Period” has the meaning set forth in Section 6.16 hereof.
     1.131 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     1.132 “UCC-1” has the meaning set forth in Section 6.20 hereof.
ARTICLE II
THE ASSET SALE
     2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Company, and the Company agrees to sell, transfer, convey and deliver to the Buyer all of the Acquired Assets at the Closing for the consideration specified in Sections 2.3, 2.13 and 2.l4. Notwithstanding anything to the contrary herein, the Excluded Assets are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of the Company after the Closing.
     2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities, which shall remain the obligations of the Company following the Closing.
     2.3 Purchase Price. In consideration of the acquisition of the Acquired Assets and in addition to the assumption of the Assumed Liabilities by the Buyer, the Buyer agrees to pay aggregate consideration of $36.0 million payable in shares of Parent Common Stock (the “Stock Consideration”), plus an amount up to $2.0 million calculated and payable as set forth in Sections 2.13 and 2.14 (the “Purchase Price”). At the Closing, the Buyer shall pay the Purchase Price by delivering to the Company the shares of Parent Common Stock that comprise the Stock Consideration. For purposes of this Agreement and except as otherwise provided herein, shares of Parent Common Stock shall be valued based on the weighted average closing price per share of Parent Common Stock for the ten (10) consecutive trading day period ending on the second (2nd) trading day immediately prior to the Closing Date.
     2.4 Transfer Books. At the Closing, the transfer books of the Company shall be closed in respect of shares of its Series A Preferred Stock and Company Notes and there shall be no further registration of transfers of such shares or notes thereafter on the records of the Company.
     2.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent, the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts, unless another date, place or time is agreed to by the Parent, the Buyer and the Company.
     2.6 Deliveries at Closing. At the Closing, (a) the Company shall deliver to the Parent and the Buyer the various agreements, certificates, instruments and documents referred to in Section 7.2; (b) the Parent and the Buyer shall deliver to the Company the various agreements, certificates, instruments and documents referred to in Section 7.3; (c) the Company shall execute, acknowledge (if appropriate) and deliver to the Buyer (i) a bill of sale and assignment (the “Bill of Sale and Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit B-1 and an assignment of patents and trademarks (the “IP Assignment Agreement”) in substantially the form attached hereto as Exhibit B-2 and (ii) such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel may reasonably request, including any notarial deeds required to transfer the securities of any Subsidiaries of the Company; (d) the Buyer shall execute, acknowledge and deliver to the Company (i) the Bill of Sale and Assignment and Assumption Agreement and the IP Assignment Agreement and (ii) such other instruments of assumption as the Company and its counsel may reasonably request; (e) the Parties shall have delivered the documents and performed the obligations set forth in Section 7.1 hereof; and (f) the Buyer will deliver to the Company the Purchase Price payable on the Closing as specified in Section 2.3.
     2.7 Allocation. The amount of the Purchase Price and the book value of the Assumed Liabilities (the “Tax Purchase Price”) and all other capitalizable costs shall be allocated among the Acquired Assets in accordance with Schedule 2.7. The Parties agree that, to the extent applicable, the allocation of the Tax Purchase Price on Schedule 2.7 is consistent with the methodology required by section 1060 of the Code and the applicable Treasury Regulations thereunder. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports, including, but not limited to IRS Form 8594, in a manner consistent with such allocations.
     2.8 Withholding Rights. Notwithstanding any other provision of this Agreement, each of the Company and the Escrow Agent shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law and to collect any necessary Tax forms, including IRS Form W-9 or IRS Form W-8, as applicable, or any similar information from recipients of payments hereunder. To the extent that amounts are so withheld by the Company or the Escrow

Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company or the Escrow Agent, as the case may be, to the applicable Governmental Entity (or in the case of amounts withheld with respect to compensation income, to the Company for remittance to the applicable Governmental Entity), and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company or the Escrow Agent, as the case may be.
     2.9 FIRPTA Certificate. On or prior to the Closing, the Company shall deliver to the Parent a certification, in a form reasonably satisfactory to the Parent, that the Company is not a foreign person in accordance with Treasury Regulations under section 1445 of the Code. If the Company has not provided the certification described above to the Parent on or prior to the Closing, the Buyer shall be permitted to reduce the Purchase Price by an amount equal to any required withholding tax under section 1445 of the Code.
     2.10 Transfer Taxes. The Company shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.
     2.11 Reserved.
     2.12 Purchase Price Adjustment. All payments made pursuant to any indemnification obligations under this Agreement will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement.
     2.13 Earn-Out Payment.
          (a) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Gross Revenue” shall mean (A) the gross aggregate amount invoiced to customers for Products shipped based on binding purchase orders received from customers (excluding any charges for shipping, insurance and taxes, in each case to the extent invoiced separately to the customer) plus (B) revenue recognized by the Parent or the Buyer from the Collaboration Agreements, determined in conformance with GAAP.
               (ii) “Products” shall mean (A) the Company’s NMP22 Test Kit and NMP22 BladderChek Test, as well as collection kits and collection vials associated therewith, (B) research use products, including without limitation cell death kits, antibodies and reagents, sold by the Company at or prior to the Closing Time, and (C) products for which any Company Subsidiary is a distributor as of the date of this Agreement.
               (iii) “Collaboration Agreements” shall mean the agreements set forth on Schedule 2.13.
               (iii) “Returns” shall mean the refunds and credits (which may be in the form of product credit) given to customers for Products returned by customers for damage,

dating, or other reasons arising in the ordinary course of business (e.g., slow moving, expired dating), as well as warranty obligations, all as determined in conformance with GAAP.
               (iv) “Allowances” shall mean the costs associated with allowances for payments within afforded payment terms, the achievement of volume, performance or other agreed upon targets or milestones and/or reserves for uncollectible accounts with respect to Products and Collaboration Agreements, all as determined in conformance with GAAP.
               (v) “Measurement Period” shall mean the consecutive twelve-month period beginning with the first full calendar month following the Closing.
               (vi) “Net Revenue” shall mean Gross Revenue minus Returns and minus Allowances, all as calculated in conformance with GAAP. For purposes of calculating Net Revenue, all foreign revenue shall be translated into United States dollars in accordance with the Parent’s accounting policies.
          (b) Subject to the provisions of this Section 2.13, the Company may be entitled to the following contingent earn-out payment (the “Earn-Out Payment”):
               (i) If the aggregate Net Revenue during the Measurement Period is greater than or equal to $17,000,000, but less than $17,500,000, the Company shall be entitled to receive an Earn-Out Payment equal to $1,000,000;
               (ii) If the aggregate Net Revenue during the Measurement Period is greater than or equal to $17,500,000, but less than $18,000,000, the Company shall be entitled to receive an Earn-Out Payment equal to $1,500,000; and
               (iii) If the aggregate Net Revenue during the Measurement Period is greater than or equal to $18,000,000, the Company shall be entitled to receive an Earn-Out Payment equal to $2,000,000.
     2.14 Determination and Payment of Earn-Out Payment.
          (a) Within 60 days after the expiration of the Measurement Period, the Parent shall prepare and deliver to the Company a statement (the “Proposed Statement”) setting forth the Parent’s calculation of the Net Revenue for the Measurement Period, calculated in accordance with GAAP consistently applied.
          (b) Unless the Company delivers the Dispute Notice (as defined below) within 30 days after the later of its receipt of the Proposed Statement and any supporting materials it reasonably requests, such Proposed Statement shall be deemed the “Final Statement,” and such Final Statement and the Net Revenue set forth thereon shall be conclusive and binding upon all Parties and shall not be subject to any dispute or review. If the Company disagrees with the Proposed Statement or any part thereof, the Company shall, within 30 days after receipt of all such materials, deliver to the Parent a written notice (the “Dispute Notice”), setting forth in reasonable detail the nature of each disputed item on the Proposed Statement. The Company and the Parent shall first use commercially reasonable efforts to resolve such dispute among themselves and, if the Company and the Parent are able to resolve such dispute, the Proposed

Statement shall be revised to the extent necessary to reflect such resolution, and shall be deemed the “Final Statement,” and such Final Statement and the Net Revenue set forth thereon shall be conclusive and binding upon all Parties and shall not be subject to any dispute or review. If the Company and the Parent are unable to resolve the dispute within 15 days after the Parent’s receipt of the Dispute Notice, the Company and the Parent shall submit the dispute to a mutually agreed upon internationally recognized certified public accounting firm independent of each of the Parties (the “Neutral Auditors”). The Neutral Auditors shall act as experts and not arbiters and shall determine only those items in dispute (whether raised initially or during the process), or any manifest errors they discover, on the Proposed Statement. Promptly, but no later than 30 days after engagement, the Neutral Auditors shall deliver a written report to the Company and the Parent as to the resolution of the disputed items and the resulting calculation of the Net Revenue for the Measurement Period. The Proposed Statement as may be revised by the Neutral Auditors shall be deemed the “Final Statement,” and such Final Statement and the Net Revenue set forth thereon shall be conclusive and binding upon all Parties and shall not be subject to any dispute or review. The fees and expenses of the Neutral Auditors in connection with the resolution of disputes pursuant to this Section 2.14(b) shall be borne by the Company, unless the resolution of the disputed items and resulting calculation of the Net Revenue for the Measurement Period give rise to, or result in a higher, Earn-Out Payment to the Company than would have been payable under the Proposed Statement, in which case the Parent shall bear such fees and expenses of the Neutral Auditors.
          (c) Within 10 days after the determination of the Net Revenue during the Measurement Period, the Buyer shall pay to the Company any Earn-Out Payment contemplated by Section 2.13(b). The Buyer may elect, in its sole discretion, to make such payment in cash, shares of Parent Common Stock, or any combination thereof; provided, however, that the resale by the Company of any such shares of Parent Common Stock delivered as Earn-Out Payments shall have been registered under the Securities Act and such shares shall have been listed on AMEX (or such other exchange on which shares of Parent Common Stock are then primarily registered). For purposes of this section, any Parent Common Stock issued in satisfaction of Earn-Out Payments shall be valued based on the weighted average closing price per share of Parent Common Stock for the ten (10) consecutive trading day period immediately preceding the date on which such shares of Parent Common Stock are issued.

     2.15 Further Assurances.
          (a) To the extent that the consent or approval of any third party is required to transfer or assign any Acquired Asset, including any Contract or Permit, to the Buyer as contemplated hereunder and, despite the commercially reasonable efforts of the Company, such consent or approval is not obtained prior to the Closing, the Company, the Parent and the Buyer shall mutually agree on a satisfactory arrangement intended to provide the Buyer following the Closing the benefits of and under each such Acquired Asset, including any Contract. Nothing herein shall be construed as an attempt to transfer any Acquired Asset for which the consent or approval of a third party is required unless and until such consent or approval shall be obtained. The Parent hereby agrees that it will guarantee the obligations of the Buyer if such guarantee is reasonably required for the Company to get the consent or approval of a third party that is required to transfer or assign any Acquired Asset.
          (b) The Company, from time to time after the Closing, at the request of the Parent or the Buyer and without further consideration, other than payment of reasonable out-of-pocket expenses approved in advance by the Parent or the Buyer and incurred in connection with such efforts, shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require, and cause its Subsidiaries and Affiliates to do the same, to transfer more effectively and assign to, and vest in, the Buyer, the Acquired Assets and all rights thereto, and to implement fully the provisions of this Agreement and the transactions contemplated hereby.
          (c) In the event that the Company (or any of its Subsidiaries or Affiliates) receives payments that constitute Acquired Assets on or after the Closing Date, the Company hereby agrees promptly to, and in any event within three (3) business days of receipt, remit such payments (net of any applicable bank fees) to the Buyer; and likewise, if the Parent or the Buyer (or any of their Subsidiaries or Affiliates) receives payments that constitute Excluded Assets on or after the Closing Date, the Parent or the Buyer hereby agrees to promptly, and in any event within three (3) business days of receipt, remit such payments (net of any applicable bank fees) to the Company. The Parent, the Buyer and the Company shall cooperate to notify promptly the Company’s customers during and after the Pre-Closing Period of the new bank accounts of the Buyer for remittance of funds in the future.
          (d) The Company shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations, and defending against a claim or litigation that is not an Assumed Liability. The Parent shall have the right for either a period of seven years following the Closing Date, or until the Company has completed an orderly liquidation or dissolution (if an orderly liquidation or dissolution of the Company is completed prior to seven years following the Closing Date) to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as relate to the Acquired Assets or Assumed Liabilities, but were not transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations, and defending against a claim or litigation relating to the Acquired Assets or Assumed Liabilities. Such access will be subject to the Confidentiality Agreement.
     2.16 Parent Guaranty. The Parent hereby unconditionally guarantees to the Company (i) the full and prompt payment when due of the Purchase Price in accordance with this Agreement, (ii) the Buyer’s assumption and responsibility for the Assumed Liabilities, and (iii) all of the Buyer’s other obligations under this Agreement and the documents related thereto (collectively, the “Guaranteed Obligations”), such that if the Guaranteed Obligations are not paid or performed by the Buyer when due or required, the Parent, will promptly, upon the written demand of the Company, pay or cause the performance of the Guaranteed Obligations and will pay all attorneys’ and other fees, costs, expenses, losses and damages incurred by the Company and any of its affiliates and Subsidiaries as a result of such nonpayment in the enforcement of this Section 2.16. The liability of the Parent on this guaranty shall be continuing, direct and immediate and not conditional or contingent upon the pursuit of remedies against the Buyer, and separate actions may be brought against both the Buyer and the Parent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Parent and the Buyer that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Buyer and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs. For purposes of clarity, the Parent and the Buyer shall be deemed to have received from the Company all materials related to the Company that are publicly available in the SEC’s EDGAR database as of the date of this Agreement.
     3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect.

     3.2 Capitalization.
          (a) The authorized capital stock of the Company and the number of shares of all classes of equity securities issued and outstanding as of the date of this Agreement is set forth in Section 3.2(a) of the Company Disclosure Schedule.
          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan. All agreements evidencing options issued under the Company Stock Plans are substantially in the forms made available to the Parent or attached as exhibits to the Company SEC Reports.
          (c) Except (i) for the Company Notes and shares of Series A Preferred Stock set forth in Section 3.2(c) of the Company Disclosure Schedule; (ii) as otherwise set forth in this Section 3.2; and (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement: (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.
     3.3 Title to Assets; Tangible Assets; Inventory.
          (a) Title to Assets. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in or license to use, the Acquired Assets, free and clear of all Liens. The Acquired Assets that are being conveyed by the Company to the Buyer constitute all of the assets used in the conduct of the Company’s business as presently conducted.
          (b) Tangible Assets. The machinery, equipment and other tangible assets that the Company and its Subsidiaries own or lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

          (c) Inventory. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in progress and finished goods, all of which is of a quality and quantity salable in the ordinary course of business, and none of which is obsolete or unsalable, subject only to the reserve for inventory write-down set forth on the Company Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.
     3.4 Subsidiaries.
          (a) Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the jurisdiction of organization; and (iii) whether or not such Subsidiary is wholly-owned (directly or indirectly) by the Company.
          (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each such Subsidiary is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all Liens. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.
          (c) The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.
          (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly-traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

     3.5 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement following the proposal of such matter in the Proxy Statement (as defined below) (the “Company Voting Proposal”) by the Company’s shareholders under the DGCL (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company or any duly appointed committee thereof (the “Company Board”), has (i) determined that the Asset Sale is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement, in each case subject to the Board’s rights pursuant to this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the Parent and the Buyer, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company; (ii) individually or in the aggregate conflict in any respect with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Contract; or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.5(c), conflict with or violate in any material respect any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clause (ii) of this Section 3.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company

Common Stock are listed for trading is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Exchange Act and the filing and effectiveness of the Registration Statements (as defined in Section 3.6(c) below); (ii) the filing of such reports, schedules or materials under the Exchange Act and under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; (iv) the filings and notifications as may be required under the rules and regulations of AMEX; (v) the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock; and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.
          (d) The affirmative vote for approval of the Company Voting Proposal by the holders of at least (i) 75% of the outstanding shares of the Series A Preferred Stock, and (ii) the majority of the outstanding shares of both the Company Common Stock and the Series A Preferred Stock, voting as a single class, on the record date for the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) is the only vote of the holders of any classes or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement; provided, that (v) the consent of the holders of (A) a majority of the outstanding principal amount of the Company Notes dated January 13, 2006, (B) a majority of the outstanding principal amount of the Company Notes dated January 22, 2007, and (C) 75% of the outstanding shares of Series A Preferred Stock is required for the Company to issue the Bridge Debt; (w) the consent of the holders of a majority of the outstanding principal amount of (A) the Company Notes dated January 13, 2006 and (B) the Company Notes dated January 22, 2007 is required to make such amendments to the agreements and other documents, and authorize such new documents, related to the Company Notes and the security interest in the Company’s assets granted in connection with the issuance of the Company Notes and the Bridge Debt as shall be necessary to release any and all Liens on the Acquired Assets prior to or at the Closing; (x) the consent of individual holders of Company Notes dated either January 13, 2006 or January 22, 2007 is required to ensure that the holders of such Company Notes will forgo delivery of default notices upon the Closing and thereby agree to the delay in the repayment of the Company Notes for up to ten (10) days after the effectiveness of the Resale Registration Statement; (y) the consent of the holders of at least 75% of the outstanding shares of Series A Preferred Stock shall be required to approve the filing of an amendment of the certificate of designations setting forth the terms and conditions of the Series A Preferred Stock to delay the payment of the liquidation preference owed on such shares for up to ten (10) days after the later to occur of the Closing and the effectiveness of the Resale Registration Statement; and (z) the consent of the holders of the Closing Company Warrants is required to terminate such warrants. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

     3.6 SEC Filings; Financial Statements; Information Provided.
          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2005. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis or within applicable extension periods; (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports; and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that the Company does not expect to be material, individually or in the aggregate. The consolidated, audited balance sheet of the Company as of December 31, 2006 is referred to herein as the “Company Balance Sheet.”
          (c) The information supplied by the Company for inclusion in the Registration Statement on Form S-4 (or any successor form thereto) to be filed by the Parent with the SEC in connection with the issuance of Parent Common Stock in the Asset Sale (the “S-4 Registration Statement”) and the information supplied by the Company for inclusion in the Registration Statement on Form S-3 (or any successor form thereto), or such other form as the Parent shall be eligible to use at the time of filing to register the resale of Parent Common Stock by the Company, to be filed by the Parent with the SEC in connection with the resale by the Company of the Parent Common Stock issued to it by the Parent in the Asset Sale (the “Resale Registration Statement” and, together with the S-4 Registration Statement, the “Registration Statements”) shall not at the time the Registration Statements are filed with the SEC and at the time they become effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Company (including, for such purpose, the information contained in the Company SEC Reports) for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the S-4 Registration

Statement and to be sent to the shareholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or on the Closing Date, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made, or omit to state any material fact required to be stated therein necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company that should be set forth in an amendment to the S-4 Registration Statement or in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by the Parent or the Buyer that is contained (including by incorporation by reference) in any of the foregoing documents.
          (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the listing requirements of AMEX and does not reasonably anticipate that the Company Common Stock will be delisted by AMEX for the foreseeable future, and has not received any notice other than as already publicly disclosed regarding the possible delisting of the Company Common Stock from AMEX.
     3.7 No Undisclosed Liabilities. Except (i) as disclosed or reserved against in the financial statements, including the notes thereto, included within the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, (ii) for liabilities incurred in the ordinary course of business consistent with past practice between the date of the Company Balance Sheet and the date of this Agreement; (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby; and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities of any nature.
     3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, between the date of the Company Balance Sheet and the date of this Agreement (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business; and (b) there has not been (i) a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.
     3.9 Taxes.

          (a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries; such Tax Returns were accurate and complete in all material respects; and the Company and each of its Subsidiaries have paid all Taxes due and owing (whether or not shown on such Tax Returns).
          (b) The Company and each of its Subsidiaries have withheld and paid in all material respects all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
          (c) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.
          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes for any period that remains open or agreed to any extension of time with respect to a Tax assessment or deficiency for any period that remains open.
          (e) There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries. To the Company’s Knowledge, there is not any basis for the assertion of any claims that, if adversely determined, would result in a Lien on the Acquired Assets or would otherwise adversely affect the Parent, the Buyer or the Acquired Assets.
          (f) Neither the Company nor any of its Subsidiaries has received in writing from any taxing authority any (i) notice indicating the intention to open an audit or other review or (ii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. The Company Disclosure Schedule sets forth a list of each jurisdiction (other than United States federal) in which the Company or any of its Subsidiaries files, is required to file or has been required to file, since January 1, 2006, a Tax Return or is or has been liable, since January 1, 2006, for Taxes on any “nexus” basis and each jurisdiction that has sent notices or communications of any kind, since January 1, 2006, requesting information relating to the Company’s or any Company Subsidiary’s nexus with such jurisdiction.
          (g) No tax audit or administrative or judicial Tax proceeding is pending or presently in progress with respect to the Company or any of its Subsidiaries.
          (h) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and the Taxes of the Company and its Subsidiaries since the day following the date of the Company Balance Sheet have arisen in the ordinary course of business.
          (i) Except for any agreements contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404 (or any corresponding provision of state, local or foreign Tax law).
          (j) Neither the Company nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.
          (k) Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
          (l) None of the Company’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change (i) in method of accounting for a taxable period ending on or prior to the Closing Date or (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.
          (m) No Subsidiary of the Company has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any Company Subsidiary been distributed, in a transaction to which section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (n) Neither the Company nor any of its Subsidiaries has ever engaged in a reportable transaction within the meaning of Treasury Regulation section 1.6011-4(b). Each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.
          (o) None of the Acquired Assets is a United States real property interest within the meaning of section 897(c) of the Code.
          (p) None of the Acquired Assets is an interest in or rights under a contractual arrangement that is properly characterized as a partnership for federal income Tax purposes.
          (q) None of the Acquired Assets is “tax-exempt use property” within the meaning of section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

          (r) The Company has delivered or made available to the Parent correct and complete copies of all foreign, federal and state income tax and all state sales and use Tax Returns of the Company and each of its Subsidiaries, if any, filed since December 31, 2001.
     3.10 Leased Real Properties. Section 3.10 of the Company Disclosure Schedule sets forth (a) a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries other than property subject to a lease, sublease or license that is terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company (the “Company Leases”) and (b) the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Lease is in material default under any of the Company Leases. The Company has made available to the Parent complete and accurate copies of all Company Leases.
     3.11 Intellectual Property.
          (a) Section 3.11 of the Company Disclosure Schedule sets forth a complete and correct list of each of the following which is owned by the Company or its Subsidiaries: (i) each registered Company Mark, (ii) each material unregistered Company Mark, if any; (iii) each Company Patent and (iv) each registered Company Copyright. The Company or one of its Subsidiaries: (i) owns all right, title and interest in and to the Company Intellectual Property Rights, free and clear of all Liens or other encumbrances, or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Company Intellectual Property Rights that it does not so own. The Company and its Subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the Company Intellectual Property Rights owned by or licensed to the Company, except as would not adversely affect in any material respect either the Company’s or its Subsidiaries’ right, title or interest in any Company Intellectual Property.
          (b) Upon the consummation of the Asset Sale and the acquisition by the Buyer of the Acquired Assets at the Closing, the Buyer will, in all material respects, have the same rights with respect to the Company Intellectual Property Rights as the Company and its Subsidiaries immediately before the Closing. All of the rights of the Company and its Subsidiaries with respect to the Company Intellectual Property Rights are freely assignable in their own respective names, including the right to create derivative works, and neither the Company nor any of its Subsidiaries is under any obligation to obtain any approval or consent for use of any of the Company Intellectual Property Rights. As of the Closing, in all material respects, the Buyer will own or have a valid right to use the Company Intellectual Property Rights and will have the unrestricted right and authority to fully use and exploit the same for commercial purposes. The Company has not incorporated any “Tangible Property” (as such term is defined in the License Agreement, by and between the Company and the Massachusetts Institute of Technology, dated December 14, 1987, as amended) into any of its products.
          (c) Neither the Company nor any of its Subsidiaries has received any written notice asserting that the business of the Company or any of its Subsidiaries or any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company or any of its Subsidiaries infringes any intellectual property rights of any Person, and to the Knowledge of the Company no such infringement exists, in each case other than such infringements as would not cause a material loss to the Company. Neither the Company nor any of its Subsidiaries is obligated to pay any royalties or other compensation to any person in respect of its ownership, use or license of any of the Company Intellectual Property Rights.
          (d) To the Company’s Knowledge, all the Company Patents are valid, none of the Company Patents is being infringed; and neither the validity nor the enforceability of any of the Company Patents has been challenged by any person.
          (e) The Company Marks have been properly filed and maintained; to the Company’s Knowledge, none of the Company Marks has been infringed, diluted, opposed or challenged; and no proceeding has been commenced or, to the Company’s Knowledge, threatened that would seek to prevent the use by the Company or any of its Subsidiaries of any Company Mark.
          (f) To the Company’s Knowledge, all the Company Copyrights, whether or not registered, are valid and enforceable; to the Company’s Knowledge, none of the Company Copyrights is being infringed, or its validity challenged or threatened in any way; and no proceeding has been commenced or, to the Company’s Knowledge, threatened that would seek to prevent the use by the Company or any of its Subsidiaries of the Company Copyrights.
          (g) The Company and its Subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of the Company Secret Information. To the Company’s Knowledge, no Company Secret Information has been used, divulged or appropriated for the benefit of any person (other than the Company or any of its Subsidiaries) or otherwise misappropriated in a manner which would have a Company Material Adverse Effect.
          (h) No Company Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Company or any of its Subsidiaries.
          (i) To the Company’s Knowledge, no employees engaged in the development of products or services or in performing sales and marketing functions on behalf of the Company or any of its Subsidiaries is obligated under any contract with any third party which would materially conflict with such employee’s rights to engage in any such activity on behalf of the Company or any of its Subsidiaries.
          (j) All employees, contractors, agents and consultants of the Company or any of its Subsidiaries who are or were involved in the creation of material Company Intellectual Property Rights owned by the Company have executed an assignment of inventions agreement to vest in the Company or its Subsidiary, as appropriate, exclusive ownership of such Company Intellectual Property Rights, except where the failure to have executed such an agreement will not have a Company Material Adverse Effect. All employees, contractors, agents and consultants of the Company or any of its Subsidiaries who have or have had access to Company Secret Information owned by the Company have executed nondisclosure agreements to protect the confidentiality of such Company Secret Information, except where the failure to have executed such an agreement will not have a Company Material Adverse Effect.
          (k) Without limiting the generality of the foregoing, all the products and software that the Company or any of its Subsidiaries sells, licenses or otherwise makes available to customers, and all Company Intellectual Property Rights therein, were: (i) developed by employees of the Company or of a Subsidiary of the Company within the scope of their employment and subject to their obligation to assign to the Company or a Subsidiary of the Company all intellectual property rights therein; (ii) developed by independent contractors or consultants who assigned to the Company all of their right, title and interest therein; or (iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Section 3.11 of the Company Disclosure Schedule.
          (l) All material contracts, licenses and agreements relating to the Company Intellectual Property Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements, nor entitle any other party to cancel, terminate, suspend or modify any such contract, license or agreement. Each of the Company and its Subsidiaries is in compliance in all material respects with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the Company’s Knowledge, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, in all material respects, the Buyer will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.
     3.12 Contracts.
          (a) For purposes of this Agreement, “Company Material Contract” shall mean:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party;
               (ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors earning an annual salary in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company, and any employment or consulting Contract providing for any term of employment or compensation guarantee, severance benefits, or any other benefits after the termination of employment or services of such person regardless of the reason for such termination, except as required by law;

               (iii) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell or distribute any products or services;
               (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;
               (v) any Contract to license to any third party to reproduce or distribute any of the Company’s products or technology or any Contract to sell or distribute any of the Company’s products or technology, except agreements with sales representatives, distributors or other resellers in the ordinary course of business;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit by the Company or any of its Subsidiaries in excess of $25,000, other than accounts receivables and payables in the ordinary course of business;
               (vii) any settlement agreement entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which have been paid) that did not exceed $100,000 as to such settlement;
               (viii) any Contract under which the Company or any Subsidiary has licensed its Intellectual Property to a third party, other than to customers, suppliers, distributors and other resellers in the ordinary course of business;
               (ix) any Contract under which the Company or any Subsidiary has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, as currently conducted and taken as a whole; and
               (x) any other Contract that is material to the business of the Company or its Subsidiaries as presently conducted, provided, that for purposes of this Section 3.12(a)(x), “material” shall be deemed to presume a value or cost to the Company or its Subsidiaries of at least $50,000.
          (b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof.
          (c) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.13 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.
     3.14 Regulatory Matters.
          (a) The Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration and similar federal, state or local Governmental Entities (collectively, the “FDA”), similar foreign Governmental Entities (“Foreign Authorities”), the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce and other Governmental Entities with respect to the collection, sale, labeling, storing, testing, distribution, or marketing of the products being distributed or developed by or on behalf of the Company and its Subsidiaries. The Company has previously delivered or made available to the Parent true and complete copies of all applications and approvals, registrations or licenses currently in effect obtained by the Company or any of its Subsidiaries from the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities, or required in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted.
          (b) All test products and methods being developed or distributed by the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities have been and are being developed, tested, labeled, distributed and marketed in compliance in all material respects with all applicable statutory or regulatory requirements under the Clinical Laboratory Improvement Act of 1988 and its implementing regulations.
          (c) The Company has delivered or made available to the Parent true and correct copies of all written communications, and oral communications to the extent reduced to written form and preserved within the Company’s records, between the Company and its Subsidiaries, on the one hand, and the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce and other similar Governmental Entities, on the other hand, in each case since January 1, 2003, with respect to the products being distributed or developed by or on behalf of the Company and its Subsidiaries (collectively, the “FDA Correspondence”). The Company shall promptly deliver or make available to the Parent copies of all FDA Correspondence received or reduced to written form during the Pre-Closing Period (as defined in Section 5.1). Neither the Company nor any of its Subsidiaries is in receipt of written notice of, or, to the Company’s Knowledge, is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any products being distributed or developed by or on behalf of the Company or any of its Subsidiaries or to the facilities in which any such products are manufactured, collected or handled, by the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities.
          (d) There are no pending or, to the Company’s Knowledge, threatened actions, proceedings or complaints by the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities which would prohibit or impede in any material respect the conduct of the business of the Company and its Subsidiaries as currently conducted.
          (e) Neither the Company nor any of its Subsidiaries has made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities prepared or maintained to comply with the requirements of the FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities relating to the Company, its Subsidiaries or any product being distributed or developed by or on behalf of the Company or any of its Subsidiaries.
          (f) Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notification that remains unresolved, from FDA, Foreign Authorities, the Centers for Disease Control and Prevention, the Department of Agriculture, the Department of Commerce or other Governmental Entities indicating that any product of the Company or any of its Subsidiaries is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. § 321, et seq., as amended, and the rules and regulations promulgated thereunder, or has violated in any similar respect the laws, rules or regulations of any Foreign Authority.
          (g) No product of the Company or any of its Subsidiaries has been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any licensee, distributor or marketer of any product of the Company or any of its Subsidiaries, whether in the United States or elsewhere.
          (h) Neither the Company nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement to the FDA or, to the Knowledge of the Company, any other Person, that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company, its Subsidiaries and, to the Company’s Knowledge, any manager, officer, employee or agent of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.
          (i) The FDA complaint handling system of the Company and its Subsidiaries has been made available for review by the Parent and contains in all material respects complete and correct information about all products returned to the Company or any of its Subsidiaries because of warranty or other problems. The records of the Company and its Subsidiaries relating to credits and allowances made with respect to any product complaints have been provided or made available to the Parent and are true and correct in all material respects. Neither the Company nor any of its Subsidiaries has made any modifications to any of their respective products because of warranty or other claims concerning defects in such product. Neither the Company nor any of its Subsidiaries maintains any records of warranty or other product defect claims other than the Company’s FDA complaint handling system.
     3.15 Environmental Matters.
          (a) Except as would not result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (A) transported, stored, used, manufactured, disposed of or released Hazardous Substances in violation of any Environmental Law in effect on or before the Closing Date, or (B) disposed of, transported, sold, used, released, or manufactured any product containing a Hazardous Substance in violation of any Environmental Law.
          (b) Except as would not result in a Company Material Adverse Effect, no underground storage tanks are present as a result of the actions of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate of the Company or any other Person, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.
          (c) The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) material to and necessary for the conduct of the Company’s and its Subsidiaries’ businesses as such businesses are currently being conducted.
          (d) The Company has received no written notice that any action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending or, to the Knowledge of the Company, threatened by any Governmental Entity against the Company or any of its Subsidiaries concerning any Environmental Permit of the Company or any of its Subsidiaries, or the release of any Hazardous Substance by the Company or any of its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to involve the Company or any of its Subsidiaries in any material environmental litigation or impose upon the Company or any of its Subsidiaries any material environmental liability.

     3.16 Employee Benefit Plans and Employee Matters.
          (a) Disclosure of Plans. Section 3.16(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, Subsidiary Plan and each Employee Agreement currently in effect. The Company does not have any plan or commitment to establish any new Company Employee Plan or Subsidiary Plan, to modify any Company Employee Plan, Subsidiary Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan, Subsidiary Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Parent in writing or set forth on the Company Disclosure Schedule, or as required by this Agreement), or to enter into any Company Employee Plan, Subsidiary Plan or Employee Agreement.
          (b) Documents. The Company has provided or made available to the Parent: (i) accurate and complete copies in all material respects of all documents embodying each Company Employee Plan, Subsidiary Plan and each Employee Agreement currently in effect, including all amendments thereto and written interpretations thereof; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan currently in effect; (iv) all material written agreements and contracts relating to each Company Employee Plan or Subsidiary Plan currently in effect, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (v) all COBRA forms and related notices; (vi) registration statements and prospectuses currently applicable to or used in connection with each Company Employee Plan currently in effect; and (vii) a list of all employees, officers and consultants of the Company and its Subsidiaries with annual compensation (based on salary and bonus only) in excess of $150,000, reflecting each such person’s current title or job description and compensation.
          (c) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no Knowledge of any material default or violation by any other party to, each Company Employee Plan, Subsidiary Plan and/or Employee Agreement currently in effect, and each Company Employee Plan and Subsidiary Plan currently in effect has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, rules or regulations, including but not limited to ERISA or the Code, if applicable; (ii) each Company Employee Plan currently in effect intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code currently in effect has either received (A) a favorable determination letter from the IRS with respect to each such Company Employee Plan or Trust as to its qualified status under the Code (or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination) or (B) if such Company Employee Plan is on a prototype or volume submitter plan document, such prototype or volume submitter document has received a favorable opinion letter, and to the Company’s Knowledge, no event has occurred which would adversely affect the status of such determination letter or opinion letter or the qualified status of such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan currently in effect; (iv) there are no actions, suits or claims pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or Subsidiary Plan or against the assets of any Company Employee Plan or Subsidiary Plan in each case that is currently in effect; (v) each Company Employee Plan currently in effect can be amended, terminated or otherwise discontinued either before or after the Closing in accordance with its terms, without liability to the Parent, the Buyer or the Company (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan currently in effect; (vii) the Company has not been assessed any penalty or tax with respect to any Company Employee Plan currently in effect under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; (viii) as of the date of the Company Balance Sheet all contributions due from the Company with respect to any of the Company Employee Plans currently in effect had been made in all material respects as required under ERISA or had been accrued on the Company Balance Sheet; (ix) to the Company’s Knowledge, all individuals who, pursuant to the terms of any Company Employee Plan, Subsidiary Plan or Employee Agreement currently in effect, are entitled to participate in any such Company Employee Plan, Subsidiary Plan or Employee Agreement are currently participating in such Company Employee Plan, Subsidiary Plan or Employee Agreement, or have been given the opportunity to do so and have declined; and (x) since January 1, 2006, there has been no amendment to, written interpretation or written authorized announcement by the Company relating to any Company Employee Plan, Subsidiary Plan or Employee Agreement currently in effect that would increase materially the expense of maintaining such Company Employee Plan, Subsidiary Plan or Employee Agreement above the level of the expense incurred in respect thereof during the fiscal year ended December 31, 2006.
          (d) Pension Plans. The Company has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.
          (e) Multiemployer Plans. The Company has never contributed to or been required to contribute to any Multiemployer Plan.
          (f) No Post-Employment Obligations. No Company Employee Plan currently in effect provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Employee for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever agreed with any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.
          (g) COBRA; FMLA. The Company has not in any material respect violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder, as such requirements affect the Company and its employees. There are no material outstanding, uncorrected violations under COBRA, with respect to any of the Company Employee Plans or Employee Agreements currently in effect, covered employees or qualified beneficiaries (as such terms are defined under COBRA).
          (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Company Employee Plan, Subsidiary Plan, Employee Agreement, trust or loan, in each case that is currently in effect, that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (i) Employment Matters. Each of the Company and its Subsidiaries: (i) is, to the Company’s Knowledge, in compliance in all material respects with all applicable laws, rule or regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) to the Company’s Knowledge, has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iii) is not liable for any arrears of wages or any penalty for failure to pay any wages; and (iv) is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending, or, to the Company’s Knowledge, threatened claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy. To the Company’s Knowledge, no Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee’s employment by the Company or any of its Subsidiaries or disclosure to the Company or any of its Subsidiaries or use of trade secrets or proprietary information of any other person or entity. To the Company’s Knowledge, all Employees in the United States of America are legally permitted to be employed by the Company or any of its Subsidiaries in the United States of America in their current jobs. There is no litigation or dispute that has been reduced to writing pending or, to the Company’s Knowledge, threatened, between the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand, that would be reasonably likely to result in any material liability to the Company or any of its Subsidiaries. The Company has no Employee Agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Neither the Company nor any of its Subsidiaries will have any liability to any Employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.
          (j) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Company’s

Knowledge, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries has ever been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.
          (k) Code Section 409A. Each Company Employee Plan currently in effect that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) and was in existence prior to October 3, 2004, has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner that would cause amounts deferred in taxable years beginning before January 1, 2005, under such Company Employee Plan to be subject to section 409A of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) and which has not been terminated has been operated since January 1, 2005 in good faith compliance with the provisions of section 409A of the Code, Notice 2005-1 and the proposed regulations issued under section 409A of the Code.
     3.17 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with all applicable statutes, laws and regulations with respect to the conduct of its business as currently conducted, and the ownership or operation of its properties or assets, except where the failures to comply or violations, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.18 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.
     3.19 Insurance. The Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company’s Knowledge, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Section 3.19 of the Company Disclosure Schedule sets forth a description of each such policy or bond that provides coverage for the Company or any of its Subsidiaries.

     3.20 State Takeover Statutes. The Company has, or will have prior to the Closing, taken all necessary action so that, assuming compliance by the Parent and the Buyer with its obligations hereunder and the accuracy of the representations and warranties made by the Parent and the Buyer herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation (other than Section 203 of DGCL), nor any takeover-related provision in the Company’s Certificate of Incorporation or By-laws, would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement or any related agreement or its ability to consummate the transactions contemplated hereby and thereby, or (ii) have the effect of invalidating or voiding this Agreement or any provision hereof or thereof. Assuming the accuracy of the representation and warranty set forth in Section 4.7, the action of the Company Board in approving this Agreement and the transactions provided for herein and therein is sufficient to render inapplicable to this Agreement and the transactions provided for herein the restrictions on “business combinations” (as defined in Section 203 of DGCL) as set forth in Section 203 of DGCL.
     3.21 Opinion of Financial Advisor. The Company’s financial advisor, CIBC World Markets Corp., has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, the purchase price (as defined in such opinion) is fair, from a financial point of view, to the Company.
     3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except CIBC World Markets Corp.
     3.23 Restricted Securities. The Company understands that, until the end of the applicable holding period under Rule 144(k) of the Securities Act (or any successor provision) with respect to the Stock Consideration, any stock certificate representing Stock Consideration shall bear a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.
     The legend set forth above shall promptly be removed (i) if such Stock Consideration has been resold or transferred pursuant to the Resale Registration Statement and the Resale Registration Statement was effective at the time of such transfer; (ii) if, in connection with a sale transaction, the Company provides the Parent with an opinion of counsel reasonably acceptable to the Parent to the effect that a public sale, assignment or transfer of such Stock Consideration may be made without registration under the Securities Act; or (iii) upon expiration of the applicable two-year holding period under Rule 144(k) of the Securities Act (or any successor rule); provided that, in the case of this subclause (iii), the Company is not and has not been within three months prior to such date, an “affiliate” of the Parent (as such term is defined in Rule 144 of the Securities Act). The Parent may make a notation on its records and/or provide instruction to its transfer agent regarding the Parent’s stock transfer records, consistent with the provisions of this Section 3.23.
     3.24 Disclaimer of Other Representations and Warranties. Except as set forth in this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets, liabilities or operations, including, without limitation, with respect to merchantability, usage, suitability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER
     The Parent and the Buyer, on a joint and several basis, represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Parent and the Buyer to the Company and dated as of the date of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article IV and (b) the other sections and paragraphs in this Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.
     4.1 Organization, Standing and Power. The Parent and the Buyer are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, and are duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties they own, operate or lease or the nature of their activities makes such qualification necessary, respectively, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, as would not be material to the Parent.
     4.2 Authority; No Conflict; Required Filings and Consents.
          (a) The Parent and the Buyer have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Buyer have been duly authorized by all necessary corporate action on the part of the Parent and the Buyer, respectively. This Agreement has been duly executed and delivered by the Parent and the Buyer and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of the Parent and the Buyer, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by the Parent and the Buyer do not, and the consummation by the Parent and the Buyer of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Parent; (ii) conflict with in any material respect, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Parent’s or the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Buyer is a party or by which they or any of their properties or assets may be bound; or (iii) conflict with or violate in any material respect any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Buyer or any of their properties or assets.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Parent Common Stock are listed for trading is required by or with respect to the Parent or the Buyer in connection with the execution and delivery of this Agreement by the Parent and the Buyer or the consummation by the Parent and the Buyer of the transactions contemplated by this Agreement, except for (i) the filing of the Proxy Statement and the Registration Statements with the SEC in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statements, and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably likely to have a Parent Material Adverse Effect.
          (d) No vote of the holders of any class or series of the Parent’s or Buyer’s capital stock or other securities is necessary for the consummation by the Parent and the Buyer of the transactions contemplated by this Agreement.
          (e) All of the outstanding capital stock of the Buyer is owned by a wholly-owned Subsidiary of the Parent.
     4.3 SEC Filings; Financial Statements; Information Provided.
          (a) The Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the SEC since January 1, 2005. All such registration statements, forms, reports and other documents (including those that the Parent may file after the date hereof until the Closing) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were or will be filed on a timely basis or within applicable extension periods; (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC

Reports; and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. No Subsidiary of the Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, audited balance sheet of the Parent as of December 31, 2006 is referred to herein as the “Parent Balance Sheet.”
          (c) The information to be supplied by or on behalf of the Parent and the Buyer for inclusion or incorporated by reference in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or on the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or the Buyer or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. The information supplied by or on behalf of the Parent and the Buyer for inclusion in the Registration Statements or any amendment to Registration Statements shall not at the time the Registration Statements are filed with the SEC and at any time they become effective under the Securities Act contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Registration Statements not false or misleading.
          (d) The Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Parent is made known on a timely basis to the individuals responsible for the preparation of the Parent’s filings with the SEC and other public disclosure documents. The Parent is in compliance in all material respects with the applicable listing and other rules and regulations with the stock market or exchange on which shares of Parent Common Stock are listed for trading and does not anticipate that shares of Parent Common Stock will be delisted by such stock market or exchange in the foreseeable future. The Parent has not received any notice, other than as already publicly disclosed, regarding the possible delisting of shares of Parent Common Stock from the securities exchange on which they are principally listed.
     4.4 Absence of Certain Changes or Events.
          (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since the date of the Parent Balance Sheet, (i) there has not been any effect, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; (ii) neither the Parent nor the Buyer has declared, set aside or paid any dividend or made any other distribution with respect to the Parent’s or Buyer’s capital stock or securities; and (iii) there has not been any reclassification, combination, split or subdivision of any capital stock of the Parent or the Buyer, or redemption, purchase or other acquisition, directly or indirectly, by the Parent or the Buyer of any capital stock, other equity interests or other securities of the Parent or the Buyer.
          (b) The Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby, has no liabilities of any kind whatsoever, and as of the Closing Date, will not have engaged in any other business activities or have any liabilities whatsoever.
     4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against the Buyer, the Parent or any of the Parent’s Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
     4.6 Management Arrangements. The Parent has provided the Company with true, correct and complete copies of (a) all contracts and agreements; and (b) summaries of any arrangements or understandings, in each case between the Parent, the Buyer (or any of their Affiliates), on the one hand, and any of the officers and directors of the Company (or any of its Affiliates), on the other hand, that would become effective upon consummation of the Asset Sale.
     4.7 Ownership of Company Common Stock. The Parent and Buyer have, or will have prior to the Closing, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation (other than Section 203 of DGCL), nor any takeover-related provision in the Parent’s or the Buyer’s Certificate of Incorporation or By-laws, would (i) prohibit or restrict the Parent’s or the Buyer’s ability to perform its obligations under this Agreement or any related agreement or its ability to consummate the transactions contemplated hereby and thereby, or (ii) have the effect of invalidating or voiding this Agreement or any provision hereof or thereof. Assuming the accuracy of the representation and warranty set forth in Section 3.20, the action of the Company Board in approving this Agreement and the transactions provided for herein and therein is sufficient to render inapplicable to this Agreement and the transactions provided for herein and therein the restrictions on “business combinations” (as defined in Section 203 of DGCL) as set forth in Section 203 of DGCL. Additionally, none of the Parent, the Buyer nor any of the Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of the Parent, the Buyer or any of the Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL, except for holdings from time to time that, at any given time, have never been equal to or in excess of 5% of the outstanding Company Common Stock.
     4.8 Brokers. Other than Covington Associates, LLC, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Parent, the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
     4.9 Parent Common Stock. The shares of Parent Common Stock to be issued as the Stock Consideration, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of all Liens.
     4.10 Compliance With Laws. The Parent and each of the Parent’s Subsidiaries is in compliance with all applicable statutes, laws and regulations with respect to the conduct of its business as currently conducted, and the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
     4.11 Well Known Seasoned Issuer; Effectiveness of Resale Registration Statement. As of the date of this Agreement, the Parent qualifies as a “well known seasoned issuer” as such term is defined in Rule 405 under the Securities Act. Assuming no applicable changes to the rules and regulations promulgated by the SEC in respect of “well known seasoned issuers,” the Parent has no reason to expect that it will fail to qualify as a “well known seasoned issuer” at the Closing.
ARTICLE V
CONDUCT OF BUSINESS
     5.1 Covenants of the Company. Except as provided or contemplated in this Section 5.1, otherwise permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, subject to the restrictions and exceptions contained in this Section 5.1, act and carry on its business in all material respects in the ordinary course of business consistent with past practice and use its commercially reasonable efforts consistent with past practice to (i) maintain its equipment and other assets in good working order; (ii) perform all material obligations, including debt agreements to the extent heretofore performed (except that the Company shall be permitted to defer any and all payments that may become due and payable on the Company Notes); (iii) keep in force all insurance policies and other comparable insurance coverage; (iv) maintain present management salaries and benefits; (v) maintain all other salaries and benefits without change, except for such changes as are required to maintain the current workforce or a workforce of the same quality in view of the current labor market (including agreements to pay retention bonuses (the “Retention Bonuses”) to vest upon the Closing in amounts not to exceed $225,000 in the aggregate to employees of the Company or its Subsidiaries who are not executive officers of the Company); (vi) not pay any unplanned bonuses or any other unusual distribution to officers, directors, management or other agents or personnel; and (vii) maintain its respective customer relations in the same manner as heretofore maintained. Without limiting the generality of the foregoing, except as provided or contemplated in this Section 5.1, otherwise permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable law, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent and other than payments to buy out the Closing Company Warrants); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (other than pursuant to the terms of Contracts existing on the date of this Agreement or pursuant to the Certificate of Incorporation); or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than pursuant to the terms of Contracts existing on the date of this Agreement or pursuant to the Certificate of Incorporation), except, in the case of this clause (iii), for (A) the acquisition of shares of Company Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries, (B) the buy-out of the Closing Company Warrants or (C) such arrangements that the Company may deem necessary or prudent in order to secure the cooperation of and consents and approvals from the holders of Series A Preferred Stock and the Company Notes to waive covenants or modify or relinquish rights in connection with the Company’s issuance of the Bridge Debt, or otherwise to consummate the transactions contemplated hereby or in connection with the Bridge Debt, provided, however, that no such consent of the Parent shall be required in connection with any such arrangements as would not, in the Company’s good faith assessment, viewed in the aggregate, be reasonably expected to negatively affect the outcome of the Company Voting Proposal, so long as the Company informs the Parent about any such arrangements in advance;

          (b) except as permitted by Section 5.1, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the terms of Contracts existing on this date of this Agreement or pursuant to the Certificate of Incorporation);
          (c) amend its Certificate of Incorporation, by-laws or other comparable charter or organizational documents (other than as contemplated in connection with the payment of the liquidation preference of the Series A Preferred Stock, as provided in Section 7.1(f));
          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole;
          (e) sell, lease, license, pledge, or otherwise dispose of or encumber any Acquired Assets other than in the ordinary course of business;
          (f) adopt or implement any shareholder rights plan;
          (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than with respect to any Subsidiary of the Company, or pursuant to existing credit facilities or letters of credit entered into in the ordinary course of business or as contemplated by Section 6.15 hereof); (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person (other than a Subsidiary of the Company), or enter into any arrangement having the economic effect of any of the foregoing (except that the Company may take such actions as are set forth in this Section 5.1 and as are required in connection with the Bridge Debt); or (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its Subsidiaries, provided, however, that the Company may, in the ordinary course of business, continue to invest in debt securities maturing not more than 365 days after the date of investment;
          (h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or by a Governmental Entity or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
          (i) except as required to comply with applicable law or Contracts, agreements, plans or arrangements existing on the date hereof and other than the Retention Bonuses (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement; (ii) increase the compensation or fringe benefits of any directors or officers of the Company, other than as provided herein; (iii) pay any bonus to any directors or officers of the Company that is not accrued for on the Company Balance Sheet; (iv) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement, (v) other than as provided herein, grant any awards under any incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock other than grants of stock options consistent with past practice to newly hired or promoted employees; or (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or Subsidiary Plan;
          (j) make or rescind any material Tax election, settle or compromise any material Tax liability or materially amend any Tax return to the extent any such election, settlement, compromise or amendment results in an obligation to pay Taxes that is not reserved on the face of the Company Balance Sheet;
          (k) Make any capital expenditures in excess of $50,000 in the aggregate (except that the Company may take such actions as are set forth in this Section 5.1);
          (l) Modify, amend or terminate any Company Material Contract or other material Contract or agreement to which the Company or any of its Subsidiaries thereof is a party or waive, release or assign any material rights or claims thereunder (except that the Company may take such actions as are set forth in this Section 5.1);
          (m) Enter into, modify, amend or cancel any development services, licensing, distribution, purchase, sales, sales representation or other similar agreement or obligation with respect to any material Company Intellectual Property Rights or enter into any Contract of a character required to be disclosed by Section 3.12;
          (n) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement); or
          (o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
     5.2 Confidentiality. The Parties acknowledge that the Parent and the Company have previously executed a non-disclosure agreement, dated as of March 2, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period neither the Company nor any of its Subsidiaries shall, and the Company shall use commercially reasonable efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives retained by them (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:
               (i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non public information for the purpose of encouraging or facilitating, any Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from making such person aware of the restrictions of this Section 6.1 in response to the receipt of an Acquisition Proposal, nor shall it prohibit the Company from engaging in discussions with its Representatives to the extent reasonably necessary to assist the Company in determining how to properly respond to such Acquisition Proposal).
     Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent it is required to do so in order for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel (A) in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and the Company’s financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach in any material respect by the Company of this Section 6.1, and subject to compliance in all material respects with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement; (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal; and (z) take such other actions as are required in order for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel; and (B) in response to a Superior Proposal or an inquiry that is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach in any material respect by the Company of this Section 6.1, and subject to compliance in all material respects with Section 6.1(c), amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

     Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by a Representative of the Company shall be deemed to be a breach of this Section 6.1 by the Company.
          (b) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.1, during the Pre-Closing Period, the Company Board shall not:
               (i) withhold, withdraw or modify, in a manner adverse to the Parent or the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;
               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or
               (iii) approve or recommend any Acquisition Proposal.
     Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may, however, withhold, withdraw or modify its approval or recommendation with respect to the Company Voting Proposal, or approve or recommend any Superior Proposal, subject to the following: (i) a Superior Proposal is made to the Company, is not withdrawn and continues to be a Superior Proposal; (ii) the Company shall have provided written notice to the Parent (a “Notice of Superior Proposal”) advising the Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal; (iii) the Parent and the Buyer shall not, within five (5) Business Days after Parent’s receipt of the Notice of Superior Proposal, have made an offer that the Company Board determines in good faith after consultation with outside counsel and the Company’s financial advisor to be at least as favorable to the Company and/or its shareholders as such Superior Proposal (it being agreed that the Company Board shall promptly convene a meeting following receipt of such offer from Parent to consider such offer in good faith); (iv) the Company Board determined in good faith after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal or modification of such recommendation is required in order for the Company Board to comply with its fiduciary obligations under applicable law; and (v) the Company shall not have violated in any material respect any of the restrictions set forth in this Section 6.1 or Section 6.5. The Company shall provide the Parent with at least three (3) Business Days prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal or to determine whether such Acquisition Proposal is a Superior Proposal. Nothing contained in this Section 6.1 shall limit the Company’s obligation to hold and convene the Company Meeting (regardless of whether the recommendation of the Company Board shall have been withheld, withdrawn or modified).

          (c) Notices to the Parent. During the Pre-Closing Period, the Company shall promptly (within three (3) Business Days) advise the Parent of receipt by the Company of any Acquisition Proposal or any request for non-public information in connection with any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Company will keep the Parent informed as promptly as practicable in all material respects of the status and material terms of (including material amendments or proposed amendments) any such Acquisition Proposal, request or inquiry.
          (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, the Company is required to do so in order for the Company Board to comply with its fiduciary obligations under applicable law.
          (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations with any third parties that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
     6.2 Registration Statements; Proxy Statement.
          (a) S-4 Registration Statement; Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Parent, shall prepare and file with the SEC the Proxy Statement, and the Parent will prepare and file the S-4 Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Company and the Parent will respond to any comments of the SEC and will use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Parent, and the Parent shall notify the Company, as the case may be, promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement or the Proxy Statement and shall supply the Parent or the Company, as the case may be, with copies of all correspondence between the Company or the Parent or any of their respective Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the S-4 Registration Statement. The Company and the Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2(a) to comply in all material respects with all applicable laws, rules and regulations. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or the S-4 Registration Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.
          (b) Resale Registration Statement.
               (i) Filing and Effectiveness. On or before the first trading day after the Closing Date, the Parent shall file with the SEC the Resale Registration Statement. Assuming that, at the Closing, the Parent qualifies as a “well known seasoned issuer,” the Parent shall file the Resale Registration Statement, which shall provide that such registration statement shall be automatically effective upon filing, and if the Parent is not a “well known seasoned issuer” at the time of the Closing and, as such, is not permitted to file the Resale Registration Statement in such a manner that it is effective upon filing, the Parent will respond to any comments of the SEC and will use commercially reasonable efforts to have the Resale Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Resale Registration Statement and shall supply the Company with copies of all correspondence between the Parent or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Resale Registration Statement. The Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2(b) to comply in all material respects with all applicable laws, rules and regulations. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Resale Registration Statement, the Parent shall promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials such amendment or supplement. Subject to clause (iii) below, the Parent will use commercially reasonable efforts to keep the Resale Registration Statement continuously effective from and after its effective date until the earlier to occur of (A) the first anniversary of the Closing Date and (B) the first date that all of the Stock Consideration issued to the Company at the Closing has been disposed of pursuant to the Resale Registration Statement.
               (ii) Transfer of Shares. The Company agrees that it will not effect any disposition of the Stock Consideration that would constitute a sale within the meaning of the Securities Act, except as contemplated in the Resale Registration Statement or in accordance with the Securities Act, and that it will promptly notify the Parent of any changes in the information set forth in the Resale Registration Statement regarding the Company or its plan of distribution.
               (iii) Suspension. In the event of (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Resale Registration Statement for amendments or supplements to the Resale Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Resale Registration Statement or notice (whether written or oral) received by the Parent of the initiation of any proceedings for that purpose; (iii) the receipt by the Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Stock Consideration for sale in any jurisdiction or notice (whether written or oral) received by the Parent of the initiation of any proceedings for that purpose; or (iv) any event or circumstance which, in the reasonable judgment of the Parent, necessitates the making of any changes in the Resale Registration Statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Resale Registration Statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then in each of the cases (i) through (iv) above, the Parent shall deliver a notice in writing to the Company to the effect of the foregoing and, upon receipt of such notice, the Company will refrain from selling any Stock Consideration pursuant to the Resale Registration Statement until the Company’s receipt of copies of a supplemented or amended prospectus prepared and filed by the Parent, or until it is advised in writing by the Parent that the current prospectus may be used. In the event of any such suspension, the Parent will use its commercially reasonable efforts, consistent with the best interests of the Parent and its stockholders, to cause the use of the prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of the notice regarding such suspension to the Company. If resales by the Company of the Stock Consideration are suspended under this Section 6.2(b)(iii), the period set forth in Section 6.2(b)(i)(A) during which the Parent shall be required to maintain the effectiveness of the Resale Registration Statement shall be extended by the number of days equal to the length of such suspension(s).
     6.3 AMEX Listing. The Company agrees to use commercially reasonable efforts to continue the listing of the Company Common Stock on AMEX during the Pre-Closing Period.
     6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws; and (b) all other information concerning its business, properties, assets and personnel as the Parent may reasonably request. The Parent will hold, and will cause its Representatives to hold, any such information in confidence in accordance with the Confidentiality Agreement.
     6.5 Shareholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of AMEX promptly and duly to call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of, among other things, considering and voting upon the Company Voting Proposal. To the extent permissible under applicable law, the Company Meeting to consider and vote upon the Company Voting Proposal shall be held within 45 days after the declaration of the effectiveness of the S-4 Registration Statement. Subject to Section 6.1, the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement. Subject to Section 6.1, the Company shall take all commercially reasonable and lawful action to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other commercially reasonably action necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of AMEX or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. The Company’s obligation to call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal, or by any withholding, withdrawal or modification of the recommendation of the Company Board with respect to the Company Voting Proposal and the Company Meeting shall be called, noticed, convened and held prior to the calling, noticing, convening and holding of any meeting of the Company’s shareholders to consider approval of any Acquisition Proposal or Superior Proposal.
     6.6 Legal Requirements.
          (a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company, the Parent and the Buyer shall each use commercially reasonable efforts to:
               (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
          (b) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company, the Parent, the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided that the Parent hereby agrees that it will guarantee the obligations of the Buyer if such guarantee is reasonably required for the Company to get the consent or approval of a Governmental Entity or other third party that is required to transfer or assign any Acquired Asset.
               (i) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Asset Sale required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the rules and regulations of AMEX, and (C) any other applicable law; and
               (ii) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Parent and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company, the Parent and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and Registration Statements) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Parent, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).
          (c) Subject to the terms hereof, the Parent, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Asset Sale or any other transactions contemplated by this Agreement under any Antitrust Law. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other Parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.
          (d) Notwithstanding anything in this Agreement to the contrary, neither the Parent, the Buyer nor the Company nor any of their respective Affiliates shall be under any obligation to take any action under this Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining Antitrust Order to enjoin consummation of the Asset Sale.
          (e) Each of the Company, the Buyer and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Asset Sale that are disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, it being understood that none of the Company, the Buyer or the Parent shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.
     6.7 Public Disclosure. Except as may be required by law, stock market regulations, or the rules of any stock exchange upon which the Company’s or the Parent’s stock is traded, (a) the press release announcing the execution of this Agreement shall be issued only at such time and in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Asset Sale or this Agreement.
     6.8 Limited Indemnification of the Parent.
          (a) Indemnification by the Company. Subject to the other terms and conditions of this Section 6.8, from and after the Closing, the Company (the “Indemnifying Party”) shall indemnify the Parent (and any Affiliates thereof and successors thereto) (the “Indemnified Parties”) and hold them harmless from and against any and all Losses actually paid, incurred, sustained or suffered by any such Indemnified Party that arise out of or result from the failure of the Company to satisfy any Excluded Liability related to a Selected Company Warrant.
          (b) Limitations on Company’s Indemnification Obligation. Notwithstanding anything herein to the contrary, the Parent and the Buyer acknowledge and agree that the Indemnified Parties shall not be entitled to seek indemnification for any Losses arising in respect of a Selected Company Warrant after March 19, 2012, the date that is three (3) years following the expiration of such Selected Company Warrant. In accordance with the provisions of the Escrow Agreement, the Escrow Amount (including any interest, dividends and other income earned and accrued thereon) held by the Escrow Agent pursuant to the Escrow Agreement shall be released from the escrow to the Company on the 180th day following the date on which the last Selected Company Warrant shall expire, unless any Indemnified Party has made any Claim (as defined below) relating to any Selected Company Warrant prior to such date, in which case a portion of the Escrow Amount equal in value to the maximum amount of any such Claim(s) shall continue to be held in escrow pending resolution of such Claim(s) and the remaining portion of the Escrow Amount will promptly be released to the Company. In addition, any portion of the Escrow Amount held in respect of any such unresolved Claim(s) shall, promptly following resolution of such Claim, be released to the Company or the Buyer, as appropriate.
          (c) Procedure for Indemnification.
               (i) Any of the Indemnified Parties making a claim for indemnification hereunder (a “Claim”) shall promptly after receipt of any claim from any third party (a Third Party Claim”) provide a written notice (a “Claim Notice”) to the Indemnifying Party describing in reasonable detail the facts constituting the basis for such Claim and the estimated amount sought therefor (to the extent known and quantifiable) (the “Claimed Amount”); provided, that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such prompt notice. The Indemnified Parties shall also provide the Indemnifying Party with such further information concerning any such Claim as the Indemnifying Party may reasonably request.
               (ii) The Indemnifying Party shall have the right (but not the obligation) upon notice delivered to the Indemnified Parties (within thirty (30) days after the receipt of a Claim Notice) to assume the control of the defense of any Third Party Claim on behalf of the Indemnified Parties, including at the Indemnifying Party’s own expense, employment of counsel reasonably satisfactory to the Indemnified Parties (in which event the Indemnifying Party shall defend any and all Indemnified Parties diligently and in good faith), and, in connection therewith, the Indemnified Parties shall cooperate fully with the reasonable requests of the Indemnifying Party and make available to the Indemnifying Party all pertinent information under their control reasonably requested by the Indemnifying Party; provided, that any of the Indemnified Parties may participate in any proceeding with counsel of its choice at its own expense.
               (iii) If the Indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of any such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Parties’ consent unless (1) there is no finding or admission of any violation of any law or any violation of the rights of any Person and no effect on any other Third Party Claims that may be made against the Indemnified Parties; and (2) the sole relief provided is monetary damages. Regardless of whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will have no liability with respect to any compromise or settlement of any Third Party Claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (d) Remedies Exclusive. The remedies provided in this Section 6.8 shall be the exclusive remedies of the Indemnified Parties after the Closing for Losses in connection with any Claim related to the Selected Company Warrants.
     6.9 Notification of Certain Matters. During the Pre-Closing Period, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the Company or the Parent and the Buyer contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing Date; or (b) any material failure of the Parent and the Buyer or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Asset Sale.
     6.10 Employee and Benefit Plan Matters.
          (a) As soon as practicable after the execution of this Agreement, the Company and the Parent shall confer and work together in good faith to determine which Employees the Parent, Buyer or any of their Affiliates intend to hire upon the Closing and to notify the Company of such determination within 30 days following the execution of this Agreement; provided, that all such hiring decisions shall be made at the sole discretion of the Parent. All Employees who are hired as employees of the Parent, the Buyer or one of their Affiliates on or within 30 days after the Closing Date are hereinafter referred to as “Continuing Employees.” The Company will terminate the employment of all Employees of the Company the Parent intends to hire upon the Closing effective on the Closing Date. The Company shall treat all Continuing Employees as terminated as of the Closing Date for purposes of all Company Benefit Plans and Employment Agreements.

          (b) The Parent shall assume the liability for, and will allow Continuing Employees to use, all accrued but unused vacation and/or personal time as of the Closing. The Parent shall, to the maximum extent permitted by any employee benefit plan or program sponsored or maintained by the Parent or any Affiliate thereof, give Continuing Employees full credit for their service with the Company or one of its Affiliates prior to the Closing for purposes of determining eligibility to participate in, vesting, accrual or any other benefit in such plan or program. In addition, the Parent shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the maximum extent permitted under the plans of the Parent and recognize for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by all Continuing Employees.
          (c) The Company shall cause the entire account balance of every Continuing Employee in the Company’s 401(k) plan to become 100% vested as of the Closing Date, and shall cause all such accounts to be distributed to Continuing Employees as promptly as administratively practicable after the Closing Date. The Company shall cause the Company’s 401(k) plan to afford Continuing Employees the opportunity to elect to receive a lump sum payment or a “direct rollover” of their vested account balance, including a direct rollover to the Parent’s 401(k) plan of any part or all of such account balance and any outstanding loan from the Company’s 401(k) plan to the Continuing Employee. The Parent shall use commercially reasonable efforts to cause its 401(k) plan to accept any such direct rollover including any such outstanding loan.
          (d) Prior to the Closing Date, the Company shall cause the accounts of the Continuing Employees under the Company’s flexible benefits plan to be segregated into a separate flexible benefit plan to be maintained by the Company through the Closing Date. The Company shall transfer such plan as it relates to the Continuing Employees (including cash in an amount equal to the net account balances of the Continuing Employees and the participation elections and accounting records of the plan as it relates to the Continuing Employees) to the Parent, and the Parent shall use commercially reasonable efforts to assume such plan and receive the net assets and records of the plan, each as they relate to the Continuing Employees on the Closing Date. The Parent shall use commercially reasonable efforts to maintain and operate such plan for the benefit of the Continuing Employees at least until the end of the calendar year in which the Closing Date occurs, and the Continuing Employees who participated in the plan on the day prior to the Closing Date shall be entitled to continue to participate therein through the end of that calendar year based on their respective benefit elections and account balances as in effect on the day prior to the Closing Date.
          (e) In accordance with Treas. Regs. §54.4980B-9Q-8(c), once the Company has terminated its group health plan, the Parent shall become a successor employer of the Company for purposes of making group health plan continuation coverage (COBRA) available to persons who are “M&A qualified beneficiaries” of the Company with respect to the transaction contemplated by this Agreement.
     6.11 Conduct and Agreement of the Parent and the Buyer. The Parent and the Buyer agree that, during the Pre-Closing Period, it shall not take any action that is (a) inconsistent with the terms and conditions of this Agreement; and (b) intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Parent or the Buyer to consummate the Asset Sale or the other transactions contemplated by this Agreement.
     6.12 Management Agreements. The Parent and the Buyer will not enter into any contracts or agreements with any of the officers and directors of the Company prior to the Closing unless such contracts or agreements have been provided or made available to the Company Board. In addition, during the Pre-Closing Period, the Company shall execute and deliver any amendments to Change of Control Agreements with Continuing Employees that shall be mutually agreed to by the Parent and any such Continuing Employee, which amendments shall only be effective upon the Closing and the assumption of such Change of Control Agreements, as amended, by the Parent.
     6.13 Letter of Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to the Parent a letter of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, dated no more than two (2) Business Days before the date on which the S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to the Parent), that is customary in scope and substance for letters delivered by independent registered public accounting firms in connection with registration statements similar to the S-4 Registration Statement.
     6.14 Listing. The Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable as (a) the Stock Consideration in connection with the Asset Sale to be authorized for listing on AMEX, subject to official notice of issuance, prior to the Closing Date and (b) any Parent Company Stock to be issued as an Earn-Out Payment to be authorized for listing on AMEX prior to its issuance to the Company.
     6.15 Bridge Debt. The Company is expressly authorized to incur bridge indebtedness in an amount not to exceed $3,500,000 (such indebtedness, the “Bridge Debt”), provided that such Bridge Debt is, upon the Closing, secured only by a portion of the Stock Consideration and not by the Acquired Assets.
     6.16 Tax Returns; Audits. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than income Tax Returns) of the Company filed after the Closing Date (i) for periods that end on or before the Closing Date (each such period, a “Tax Pre-Closing Period”) and (ii) for periods that begin before and end after the Closing Date (a “Straddle Period”), if those Tax Returns relate in whole or in part to any Taxes included in Assumed Liabilities. The Parent shall prepare or cause to be prepared all Tax Returns of any Company Subsidiaries for taxable periods that include but do not end on the Closing Date and that are filed after the Closing Date. Until the expiration of three (3) years after the dissolution of the Company (as determined under Section 278 of the DGCL), no later than twenty (20) days before the filing of each Tax Return referenced in this Section 6.16, Parent shall deliver to the Company a draft of such Tax Return and shall permit the Company to review and comment on such Tax Return. No later than ten (10) days after the Company’s receipt of such Tax Return, the Company shall notify Parent of the existence of any reasonable objection that the Company has to any items set forth on such draft Tax Return. For this purpose an objection with respect to any item shall only be reasonable if the Company has received written advice of Tax counsel that such item would subject a Tax Return preparer to a penalty under Section 6694 of the Code. If Parent and the Company are unable to resolve any such reasonable objections within ten (10) days, such objections shall be resolved by treating items on such Tax Returns in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by applicable Law. The Parent shall control any audit or examination by any governmental authority of any Tax Returns of the Company or any Company Subsidiaries relating in whole or in part to Taxes included in any Assumed Liabilities, and the Company shall have the right to participate at its expense. Until the expiration of three (3) years after the dissolution of the Company (as determined under Section 278 of the DGCL), no such audit or examination shall be settled without the written consent of the Company, which consent shall not be unreasonably withheld. For this purpose an objection with respect to any such settlement shall only be reasonably withheld if the Company has received written advice of Tax counsel that such settlement would subject the Company to material liability for Taxes that are not Assumed Liabilities. At all times until the expiration of three (3) years after the dissolution of the Company (as determined under Section 278 of the DGCL) and at the Parent’s request, the Company shall assist and fully cooperate with the Parent in the preparation and filing of any Tax Returns of the Company or any Company Subsidiary for a Tax Pre-Closing Period or Straddle Period and in the resolution of any audit or examination relating to any Assumed Liabilities. Prior to and after the Closing, except as required to by law (including, for avoidance of doubt, until the expiration of three (3) years after the dissolution of the Company, as determined under Section 278 of the DGCL), (i) the Company shall not amend any Tax Return of the Company that includes, or that would adversely impact, any Taxes that are Assumed Liabilities without the prior written consent of the Parent, and the Company shall not otherwise take any action or enter into any agreement with any Person (other than the Parent or any Affiliate of the Parent), without the prior written consent of the Parent, that would adversely impact the amount of any Taxes included in Assumed Liabilities; (ii) the Company shall promptly forward to the Parent copies of any notices or other written communications received by the Company from any Person (other than the Parent or any Affiliate of the Parent) relating to any Taxes included in Assumed Liabilities; and (iii) the Company shall promptly inform the Parent in writing of any oral communications that the Company has with any Governmental Entity that could impact the Taxes included in Assumed Liabilities (including any oral communication regarding a potential or threatened audit or other administrative proceeding relating to any such Taxes).
     6.17 Tax-Sharing Agreements. All Tax-sharing, Tax indemnity or Tax allocation agreements or arrangements involving the Company or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.
     6.18 Tax Elections. If the Parent or any of its Affiliates makes an election under Section 338(g) of the Code with respect to its acquisition hereunder of the outstanding stock of Matritech GmbH, the Parent will provide a copy of such election to the Company promptly after filing.
     6.19 Warrant Buyouts. The Company shall use its commercially reasonable efforts, prior to the Closing, to repurchase the Closing Company Warrants from the holders thereof.

     6.20 Termination of UCC-1 and Security Agreement; Pledge of Shares to Collateral Agent. Prior to the Closing, the Company and the requisite holders of the Company Notes shall have taken all necessary action to direct SDS Capital Group SPC, Ltd., the collateral agent for the holders of the Company Notes and the Bridge Debt (the “Collateral Agent”), upon the Closing and in exchange for the execution of a pledge agreement, by and between the Company and the Collateral Agent, pursuant to which a portion of the shares of Parent Common Stock comprising the Stock Consideration shall be pledged as collateral for the Company Notes and the Bridge Debt, to terminate (a) the security agreement, as amended from time to time, pursuant to which the holders of the Company Notes and the holders of the Bridge Debt, through the Collateral Agent, had been granted a Lien on certain of the Company’s assets (the “Security Agreement”); and (b) the UCC-1 financing statement on file with the Secretary of the State of Delaware related to the Company Notes and the Bridge Debt that names the Collateral Agent as the secured party (such financing statement, the “UCC-1”). As a result of the foregoing, upon the Closing, the Acquired Assets shall be free and clear of all Liens, and the holders of the Company Notes and the Bridge Debt shall instead have a security interest, perfected through the pledge agreement and possession of a stock certificate representing the shares of Parent Common Stock pledged as collateral for such Company obligations, in a portion of the shares of Parent Common Stock comprising the Stock Consideration.
     6.21 Dissolution. The Company shall dissolve as promptly as practicable after the Closing, subject to approval by the Company’s stockholders.
     6.22 Funding of Escrow. Within ten (10) days following the effectiveness of the Resale Registration Statement, the Company shall pay the Escrow Amount to the Escrow Agent, such amount to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.
     6.23 Removal of Securities Law Legends. Upon the Closing, the Parent shall instruct its transfer agent to remove the securities law legends included on the certificates representing the shares of Parent Common Stock comprising the Stock Consideration promptly upon the satisfaction of the conditions set forth in, or the presentation to such transfer agent of the materials required under, Section 3.23 hereof.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to Each Party’s Obligation to Effect the Asset Sale. The respective obligations of each Party to this Agreement to effect the Asset Sale shall be subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.
          (b) S-4 Registration Statement Effective; Proxy Statement. The SEC shall have declared the S-4 Registration Statement effective. No stop order suspending the effectiveness of the S-4 Registration Statement or any part of the S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.
          (c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Asset Sale illegal or otherwise prohibiting consummation of the Asset Sale or the other transactions contemplated by this Agreement.
          (d) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement.
          (e) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is challenging or seeking to restrain or prohibit the consummation of the Asset Sale or any of the other transactions contemplated by this Agreement.
          (f) Consents and Amendments. The holders of the requisite percentages of the Company Notes and shares of Series A Preferred Stock shall have executed consents and/or amendments providing that the Company shall, in the case of the Company Notes, repay such notes and, in the case of the Series A Preferred Stock, pay the liquidation preference due on such shares as a result of the consummation of the Asset Sale only on or before the tenth (10th) day after the later to occur of the Closing and the effectiveness of the Resale Registration Statement. In addition, the certificate of designations setting forth the rights, privileges and preferences of the Series A Preferred Stock shall have been amended to give effect to the foregoing.
     7.2 Additional Conditions to Obligations of the Parent and the Buyer. The obligation of the Parent and the Buyer to effect the Asset Sale shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Parent:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; and (ii) for changes contemplated by this Agreement); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

          (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
          (d) Consents. The approvals or consents in connection with the Asset Sale and the other transactions contemplated hereby set forth on Schedule 7.2(d) shall have been obtained, unless the failure to receive any such approval or consent would not be reasonably expected, directly or indirectly, to result in a Parent Material Adverse Effect or a Company Material Adverse Effect.
          (e) Escrow Agreement. The Company shall have executed and delivered the Escrow Agreement.
          (f) Termination of UCC-1. The UCC-1 financing statement shall have been terminated as provided in Section 6.20 hereof.
          (g) Transfer Documents. The Company shall have executed and delivered to the Buyer the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Agreement and such other transfer documents, including the notarial deeds, as the Parent may reasonably request.
          (h) Consent of Lender. The Parent shall have obtained all consents and other authorizations required to be obtained from its lenders in connection with the Asset Sale and the other transactions contemplated by this Agreement.
          (i) Acknowledgements. The Parent shall have obtained the written acknowledgements listed on Schedule 7.2(i) with respect to certain Contracts of the Company.
     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Asset Sale shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of the Parent and the Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement); and the Company shall have received certificates signed on behalf of the Parent and the Buyer by the chief executive officer or the chief financial officer of the Parent and the Buyer, respectively, to such effect.
          (b) Performance of Obligations of the Parent and the Buyer. The Parent and the Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received certificates signed on behalf of the Parent and the Buyer by the chief executive officer or the chief financial officer of the Parent and the Buyer, respectively, to such effect.

          (c) Listing. The shares of Parent Common Stock issuable as the Stock Consideration shall have been authorized for listing on AMEX, subject to official notice of issuance.
          (d) Payments. The Buyer shall have delivered the Stock Consideration to the Company as provided in Section 2.3.
          (e) Assumption Documents. The Buyer shall have executed and delivered to the Company the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Agreement and such other assumption documents as the Company may reasonably request.
          (f) Escrow Agreement. The Parent and the Buyer shall have executed and delivered the Escrow Agreement.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party):
          (a) by mutual written consent of the Parent and the Company;
          (b) by either the Parent or the Company if the Asset Sale shall not have been consummated by January 31, 2008 (the “Outside Date”), provided, however that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Asset Sale to occur on or before the Outside Date;
          (c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Sale, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;
          (d) by the Company, if there has been an assignment of this Agreement under Section 9.5(b);
          (e) by either the Parent or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Company Voting Proposal shall not have been obtained, provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company where the failure to obtain the Required Company Shareholder Vote shall have been caused by any action or failure to act of the Company that constitutes a material breach by the Company of this Agreement;

          (f) by the Parent, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Parent; (ii) the Company Board shall have approved or publicly recommended an Acquisition Proposal; (iii) the Company shall have entered into any letter of intent or substantially similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (iv) the Company shall have breached in any material respect any of the provisions of Sections 6.1 or 6.5 of this Agreement; (v) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within five (5) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (vi) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the approval of the principal terms of the Asset Sale within five (5) Business Days after the Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal;
          (g) by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied; and (ii) shall not have been cured within twenty days following receipt by the Company of written notice of such breach or failure to perform from the Parent; or
          (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty days following receipt by the Parent of written notice of such breach or failure to perform from the Company.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Buyer, the Company or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any Party from liability for any willful breach of this Agreement; and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3 or otherwise herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Asset Sale is consummated; provided, however, that the Company and the Parent shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and the Registration Statements and any amendments or supplements thereto (including SEC filing fees).
          (b) In the event this Agreement is terminated pursuant to Sections 8.1(b), (e) or (f), the Company shall pay the Parent a termination fee equal to 3% of the Purchase Price payable at the Closing (for purposes of clarity, excluding any Earn-Out Payments payable by the Buyer pursuant to Sections 2.13 and 2.14), which fee shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after such termination; provided that in the case of a termination under 8.1(b) or (e) (unless any of the conditions set forth in Section 8.1(f) shall have occurred prior to such termination), such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal; and (B) within 12 months following the termination of this Agreement, a Company Acquisition is consummated or the Company enters into a binding agreement providing for a Company Acquisition that is then consummated within the following 12 months and then such payment shall be made promptly, but in no event later than two (2) Business Days after the consummation of such Company Acquisition.
          (c) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Payment of the fees described in Section 8.3 shall not be in lieu of damages incurred in the event of breach of this Agreement described in clause (a) of Section 8.2 but is otherwise the sole and exclusive remedy of the Parties in connection with the termination of this Agreement.
     8.4 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Asset Sale by the shareholders of any Party, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     8.5 Extension; Waiver. At any time prior to the Closing, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS
     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for the covenants or agreements contained in the Agreement which by their respective terms contemplates performance after the Closing.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day, or if the time of the receipt is after 5:00 p.m. Eastern Standard Time) of transmission by facsimile, in each case to the intended recipient as set forth below:
(a)	if to the Parent or the Buyer, to
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Attn: Ron Zwanziger
Telephone: (781) 647-3900
Facsimile: (781) 647-3939
with a copy to:
Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attn: William R. Kolb, Esq.
Telephone: (617) 832-1000
Facsimile: (617) 832-7000
(b)	if to the Company, to
Matritech, Inc.
330 Nevada Street
Newton, MA 02460
Attn: Stephen D. Chubb
Telephone: (617) 928-0820
Facsimile: (617) 928-0821
with a copy to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attn: Barbara M. Johnson, Esq.
Telephone: (617) 248-5000
Facsimile: (617) 248-4000
Any Party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.
     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third-party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, except for: (a) an assignment by the Parent or the Buyer of any or all of its rights (but not obligations) hereunder to any one or more of its lenders, (b) an assignment by the Parent or the Buyer of this Agreement and its rights and obligations hereunder in connection with the sale, however effected (whether through a merger, sale of stock, sale of all or substantially all of the assets, or a similar business combination) of all or substantially all of the stock or assets of the Parent or one of its Affiliates, provided that the acquirer agrees in writing to assume and fulfill the obligations of the Parent and the Buyer under this Agreement, or (c) an assignment by the Buyer of its rights to purchase the outstanding stock of Matritech GmbH to any other Subsidiary of the Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.5 shall be null and void.
     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” or “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11 Submission to Jurisdiction. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.
     9.12 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
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     IN WITNESS WHEREOF, the Parent, the Buyer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ Ron Zwanziger
	Name:	Ron Zwanziger
	Title:	Chief Executive Officer

MILANO ACQUISITION CORP.
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Vice President, Finance

MATRITECH, INC.
By:	/s/ Stephen D. Chubb
	Name:	Stephen D. Chubb
	Title:	Chief Executive Officer